Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075
972.577.0000
www.perotsystems.com

INVESTOR CONTACT:	MEDIA CONTACT:
Perot Systems Corporation	Perot Systems Corporation
John Lyon	Joe McNamara
phone: (972) 577-6132	phone: (972) 577-6165
fax: (972) 577-6790	fax: (972) 577-4484
John.Lyon@ps.net	Joe.McNamara@ps.net

Perot Systems Announces Third Quarter 2004 Financial Results

Plano, TX — November 2, 2004 — Perot Systems Corporation (NYSE: PER) today announced financial results for the third quarter of 2004. For the quarter:

•	Revenue was $454 million, an increase of 22% year-to-year.

•	Earnings per share (diluted) was $.22 and, as previously disclosed, includes a reduction to the third quarter tax rate, which benefited earnings by $.03 per share.

•	Operating margin was 7.9%.

•	New contract signings totaled $692 million, increasing the total value of new contracts signed during the past 12 months to $1.2 billion.

•	Operating cash flow was $65 million with capital expenditures of $8 million. On a trailing twelve month basis, operating cash flow was $110 million with capital expenditures of $28 million for the same time period.

•	Cash totaled $230 million as of September 30, 2004.

For the fourth quarter of 2004, Perot Systems expects:

•	Revenue to range from $460 million to $475 million.

•	Earnings per share (diluted) to range from $.18 to $.20.

“As a result of our strong market position, the discipline we exhibit and the hard work of our associates, we have a healthy, expanding business,” said Peter Altabef, president and CEO of Perot Systems. “We continue to perform well in the core markets we serve. This performance, combined with increased technology investment on the part of our clients, is driving our financial results to new levels. While we are very pleased with our results, we are continuing our work to strengthen our business, launching a series of tactical initiatives that are preparing our business for the opportunities ahead of us.”

Perot Systems Corporation
Revenue by Line of Business
(Millions of USD)

	3Q 2004	Year-to-Year	Acquisition-
Line of Business	Revenue	Growth	Related Growth1)
IT Solutions 2)	$340.9	12%	$—
Government Services	67.8	25%	—
Consulting, net 2)	45.6	297%	30.2

Total	$454.3	22%	$30.2

1.	Represents revenue growth contributed from companies acquired since the third quarter of 2003 and includes TSI, net ($29.8 million) and Delphi Group ($0.4 million) within the Consulting line of business.

2.	Revenue from UBS was $72.4 million for the third quarter of 2004, or 16% of revenue. Revenue from UBS contained within the IT Solutions line of business was $63.9 million for the third quarter of 2004, an increase of 9% year-to-year. Revenue from UBS contained within the Consulting line of business was $8.5 million for the third quarter of 2004, all of which came from TSI, which was acquired during December 2003.

Business Outlook

The information contained within the following section, as well as the projections provided on the first page of this press release with respect to the fourth quarter of 2004 and the accompanying footnotes to the financial statements, are important to understanding current and future performance. Some of the statements included in this press release involve projections of Perot Systems’ future financial performance and are based on current expectations. These statements are forward-looking, and actual results may differ materially. In formulating these projections, we have considered recent and potential sales, acquisitions, current market conditions and long-term opportunities and risks, with these factors being subject to risks and uncertainties, including those described within this press release.

For the fourth quarter of 2004, Perot Systems expects:

•	Recent and expected commercial new sales to contribute approximately $20 million of sequential revenue growth. The profitability on these contracts is dependent on Perot Systems delivering planned efficiencies.

•	Fourth quarter seasonality related to fewer billable days will pressure project-based revenue and earnings. This seasonality, which affects consulting operations, the time and materials portion of federal government services and the discretionary aspect of long-term contracts, will reverse for the first quarter of 2005.

•	The effective tax rate for the fourth quarter of 2004 will be approximately 36.7%. Perot Systems’ income tax rate for the third quarter of 2004 was 27.5%, primarily as the result of a reduction to income tax expense relating to the resolution of various outstanding tax issues from prior years.

Based on these factors, Perot Systems expects fourth quarter 2004 revenue to range from $460 million to $475 million, representing year-to-year growth of between 17% and 21%. Fourth quarter earnings per share (diluted) is expected to range from $.18 to $.20, representing growth as compared to fourth quarter 2003 earnings per share (diluted), prior to the effect of a change in accounting principle, of between 29% and 43%.

Conference Call

Perot Systems will hold a conference call to review third quarter 2004 results of operations on November 2, 2004 at 10:15 a.m. EDT. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its third quarter 2004 financial results at www.perotsystems.com.

Perot Systems Corporation
Condensed Consolidated Statements of Operations
For the Three Months Ended September 30, 2003 and 2004
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended September 30
	2003	2004	% Change
Revenue	$371.3	$454.3	22%
Direct Cost of Services	301.4	356.3	18%

Gross Profit 1)	69.9	98.0	40%
Selling, General & Admin.2)	46.9	62.0	32%

Operating Income	23.0	36.0	57%
Other Income/(Expense), net3)	2.3	0.6	(74%)
Interest Income/(Expense), net	0.5	0.1	(80%)

Pretax Income	25.8	36.7	42%
Income Tax Expense4)	10.1	10.1	—

Net Income	$15.7	$26.6	69%

Earnings Per Share (Diluted)	$.14	$.22	57%
Shares Outstanding (Diluted)5)	115.2	119.9	4%

Perot Systems Corporation
Revenue Summary
For the Three Months Ended September 30, 2004
(Millions of USD)
Unaudited

	Revenue	% Pts. of
	Growth	Growth
3Q 2003	$371.3	—
New Contracts	14.2	3.8
Commercial Accounts	19.4	5.2
Industry-based Consulting	1.7	0.5

IT Solutions	35.3	9.5

Government Services	13.6	3.7

Acquisitions	30.2	8.1
Other Consulting	3.9	1.1

Consulting	34.1	9.2

3Q 2004	$454.3	22.4

		Year-to-
		Year
	Revenue	Growth	% of Total
Healthcare	$202.6	18%	45%
Financial Services	65.4	(5%)	14%
Commercial Group & Other	72.9	11%	16%

IT Solutions	340.9	12%	75%

Government Services	67.8	25%	15%
TSI, gross	38.1	n/a	9%
Inter-segment Eliminations	(8.3)	n/a	(2%)

TSI, net	29.8	n/a	7%
Solutions Consulting	14.9	34%	3%
Other Consulting	0.9	125%	—

Consulting, net	45.6	297%	10%

Total Company	$454.3	22%	100%

Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2003 and September 30, 2004
(Millions of USD)
Unaudited

	As of	As of
	12/31/2003	9/30/2004	% Change
Cash and cash equivalents	$123.8	$230.2	86%
Short-term investments	37.6	—	(100%)
Accounts receivable, net	208.2	234.9	13%
Prepaid expenses and other	52.4	68.1	30%

Total current assets	422.0	533.2	26%
Property, equip. & software, net	142.8	141.6	(1%)
Goodwill	347.6	359.3	3%
Other non-current assets	98.2	130.5	33%

Total assets	$1,010.6	$1,164.6	15%

Current liabilities	$207.0	$315.4	52%
Long-term liabilities	90.8	26.4	(71%)
Stockholders’ equity	712.8	822.8	15%

Total liabilities & stockholders’ equity	$1,010.6	$1,164.6	15%

Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended September 30, 2003 and 2004
(Millions of USD)
Unaudited

	Three Months Ended
	9/30/2003	9/30/2004
Net income	$15.7	$26.6
Depreciation and amortization	9.5	14.6
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	43.8	24.2

Net cash provided by operating activities	69.0	65.4

Purchases of property, equipment & software	(4.3)	(7.8)
Acquisitions of businesses, net of cash acquired	(3.1)	(0.2)
Other investing activities	0.7	—

Net cash used in investing activities	(6.7)	(8.0)

Proceeds from issuance of common stock	3.3	4.9
Other financing activities	(0.2)	0.4

Net cash provided by financing activities	3.1	5.3

Effect of exchange rate changes on cash	3.2	0.6

Net cash flow	$68.6	$63.3

Financial Statement Notes

1)	Gross margin, which is calculated as gross profit divided by revenue, for the third quarter of 2004 was 21.6% of total revenue, which is higher than the gross margin for the third quarter of 2003 of 18.8% of total revenue. This year-to-year increase in gross margin is primarily due to the following:

•	In December of 2003 we acquired TSI, which increased gross margin for the third quarter of 2004 by 1.5 percentage points. TSI typically realizes higher gross margins than what we normally realize on traditional IT outsourcing contracts because of the nature of the services they provide, which are offshore business process outsourcing and application management services.

•	An overall net increase in profitability for existing commercial customer contracts.

•	Partially offsetting these increases was an increase in expense of $4.6 million for year-end bonuses for the majority of the associates in our IT Solutions segment. We have several separate bonus plans for various associate groups within our Government Services and Consulting segments, and the impact on gross margin from the bonus expense recorded under these other plans did not differ significantly in the third quarter of 2004 as compared to the prior year period.

2)	Selling, general and administrative expenses for the third quarter of 2004 increased 32.2% to $62.0 million from $46.9 million for the third quarter of 2003. SG&A for the third quarter of 2004 was 13.6% of revenue, which is higher than SG&A for the third quarter of 2003 of 12.6% of revenue. The increase is primarily attributable to the acquisition of TSI, which added $6.4 million of SG&A expense, $2.6 million of expense associated with exiting a leased facility, and $1.5 million of expense increases associated with corporate compliance and business insurance.

3)	During the third quarter of 2003, we recorded $1.7 million of income from our previous 50% equity in the earnings of TSI, which we consolidated on December 31, 2003, following the acquisition of HCL Technologies’ shares in TSI.

4)	Our effective tax rate for the third quarter of 2004 was 27.5%. Our effective tax rate for the third quarter of 2003 was 39.0%. The tax rate for the third quarter of 2004 was lower than the rate in 2003 due to foreign operations, including TSI, which has tax holidays in certain Asian jurisdictions exempting specific types of income from taxation, and a reduction in income tax expense of $3.2 million relating to the resolution of various outstanding tax issues from prior years. We expect our effective tax rate to be approximately 36.7% for the fourth quarter of 2004.

5)	Perot Systems accounts for its employee and non-employee director stock option activity under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Had the company elected to adopt FAS 123, “Accounting for Stock Based Compensation,” the pro forma diluted earnings per common share for the third quarter of 2003 and 2004 would be $.10 and $.18, respectively.

About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2003 revenue of $1.5 billion. The company has more than 15,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among many factors that could affect our business and cause actual results to differ materially are the following:

•	Our outsourcing agreement with UBS, the largest of our UBS agreements, ends in January 2007, which we expect to result in the loss of a substantial majority of revenue and profit from our UBS relationship.

•	Revenue from our contract with UBS may substantially vary between periods because it depends on the levels of service UBS determines we have provided.

•	We may bear the risk of cost overruns under custom software development contracts, and, as a result, cost overruns could adversely affect our profitability.

•	Our financial results are materially affected by a number of factors, including broad economic conditions, the amount and type of technology spending that our customers undertake, and the business strategies and financial condition of our customers and the industries we serve, which could result in increases or decreases in the amount of services that we provide to our customers and the pricing of such services.

•	The success of the implementation of planned operating efficiencies and cost cutting initiatives, and the timing and amount of any resulting benefits.

•	Our five largest customers account for a substantial portion of our revenue and profits and loss of any of these customers could result in decreased revenues and profits.

•	If entities we acquire fail to perform in accordance with our expectations or if their liabilities exceed our expectations, our profits per share could be diminished and our financial results could be adversely affected.

•	Our software development products may cost more than we initially project, encounter delays, or fail to perform well in the market, which could decrease our profits.

•	If we are unable to successfully integrate acquired entities, our profits may be less and our operations more costly or less efficient.

•	Our contracts generally contain provisions that could allow customers to terminate the contracts, decreasing our revenue and profits and potentially damaging our business reputation.

•	Some contracts contain fixed-price provisions or penalties that could result in decreased profits.

•	Fluctuations in currency exchange rates may adversely affect the profitability of our foreign operations.

•	Our international operations expose our assets to increased risks and could result in business loss or in more expensive or less efficient operations.

•	We have a significant business presence in India, and risks associated with doing business there could decrease our revenue and profits.

•	Governments could enact legislation that restricts the provision of services from offshore locations.

•	Our government contracts contain early termination and reimbursement provisions that may adversely affect our revenue and profits.

•	If customers reduce spending that is currently above contractual minimums, our revenues and profits could diminish.

Please refer to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

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